EXHIBIT 23.1b

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Sun Community Bancorp Limited
Phoenix, Arizona

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of Capitol Bancorp Limited of our report dated January 29, 2001, relating to the consolidated financial statements of Sun Community Bancorp Limited appearing in the Company's 2000 Annual Report to shareholders incorporated by reference in the company's annual report on Form 10-K for the year ended December 31, 2000 which is contained in Annex E in the that proxy statement/prospectus. We also consent to the reference to us under the caption "Experts" in the proxy statement/prospectus.


/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
November 16, 2001